Exhibit 99.1

22nd Century Group Becomes Member of Tobacco Master Settlement Agreement

September 02, 2014 12:24 PM Eastern Daylight Time

CLARENCE, N.Y. - 22nd Century Group, Inc. (NYSE MKT: XXII) announced today that the Company has become a member of the U.S. tobacco Master Settlement Agreement (MSA) through the acquisition of NASCO Products, LLC, a federally licensed tobacco product manufacturer and participating member of the MSA since 2005.

22nd Century Group, NASCO Products, and the Settling States of the MSA have executed an Amended Adherence Agreement under which 22nd Century Group and its subsidiaries have agreed to comply with the MSA and other requirements regarding the Company’s manufacturing and marketing of tobacco products.

The MSA is an agreement among 46 U.S. states, the District of Columbia, 5 U.S. territories (Settling States) and certain participating tobacco product manufacturers, which became effective in November 1998 and is administered by the National Association of Attorneys General (NAAG). In brief, participating manufacturers of the MSA have agreed to various restrictions on tobacco product marketing and to contribute funds in perpetuity to the Settling States based on unit sales of cigarettes.

In exchange for these settlement payments and marketing restrictions, the Settling States agreed to release and discharge certain past, present and future legal claims against the participating manufacturers of the MSA such as claims that relate to the use of or exposure to tobacco products manufactured in the ordinary course of business, including without limitation any future claims for reimbursement of health care costs allegedly associated with the use of or exposure to tobacco products.

Now that 22nd Century’s super-premium priced brands, RED SUN® and MAGIC®, are MSA brands, the Company will ramp up production of its products within the next 30 days and will launch sales and distribution efforts across the United States. Since the introduction of 22nd Century’s brands in early 2011, sales have been intentionally curtailed by the Company in order to limit the complexity and costs associated with becoming a signatory of the MSA.

Joseph Pandolfino, Founder and CEO of 22nd Century Group, stated, “We are very pleased to have been approved by the Settling States as a participating manufacturer of the MSA so that we can now sell our brands under the MSA, which will assist in producing sustainable revenue for the Company. Management greatly appreciates our shareholders’ patience during this lengthy, but now concluded process.”

The MSA and other state laws and regulations have made it extremely burdensome for non-participating manufacturers (to the MSA) to operate. Further, there has not been a new participating manufacturer approved under the MSA since 2007. Approximately 97% of cigarette unit sales in the U.S. are subject to the MSA. The Settling States have been paid more than $90 billion in MSA payments since the inception of the settlement agreement in 1998. 22nd Century will pay approximately $17,000 this week to the MSA in a settlement payment for sales of its commercial brands before 22nd Century became an MSA signatory.

For additional information, please visit: www.xxiicentury.com

About 22nd Century Group, Inc.

22nd Century is a plant biotechnology company whose proprietary technology allows for the levels of nicotine and other nicotinic alkaloids (e.g., nornicotine, anatabine and anabasine) in the tobacco plant to be decreased or increased through genetic engineering and plant breeding. 22nd Century owns or is the exclusive licensee of 129 issued patents in 78 countries plus an additional 44 pending patent applications. Goodrich Tobacco Company, LLC and Hercules Pharmaceuticals, LLC are wholly-owned subsidiaries of 22nd Century. Goodrich Tobacco is focused on commercial tobacco products and potential less harmful cigarettes. Hercules Pharmaceuticals is focused on X-22, a prescription smoking cessation aid in development.

Cautionary Note Regarding Forward-Looking Statements: This press release contains forward-looking information, including all statements that are not statements of historical fact regarding the intent, belief or current expectations of 22nd Century Group, Inc., its directors or its officers with respect to the contents of this press release. The words “may,” “would,” “will,” “expect,” “estimate,” “anticipate,” “believe,” “intend” and similar expressions and variations thereof are intended to identify forward-looking statements. We cannot guarantee future results, levels of activity or performance. You should not place undue reliance on these forward-looking statements, which speak only as of the date that they were made. These cautionary statements should be considered with any written or oral forward-looking statements that we may issue in the future. Except as required by applicable law, including the securities laws of the United States, we do not intend to update any of the forward-looking statements to conform these statements to reflect actual results, later events or circumstances, or to reflect the occurrence of unanticipated events. You should carefully review and consider the various disclosures made by us in our annual report on Form 10-K for the fiscal year ended December 31, 2013, filed on January 30, 2014, including the section entitled “Risk Factors,” and our other reports filed with the U.S Securities and Exchange Commission which attempt to advise interested parties of the risks and factors that may affect our business, financial condition, results of operation and cash flows. If one or more of these risks or uncertainties materialize, or if the underlying assumptions prove incorrect, our actual results may vary materially from those expected or projected.

Contacts

Redington, Inc.
Tom Redington

203-222-7399